Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 20, 2021, with respect to the consolidated financial statements of  Transtar, LLC and subsidiaries included in FTAI Infrastructure Inc.’s Form 10, incorporated by reference in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of FTAI Infrastructure Inc. for the registration of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Subscription Rights, Purchase Contracts, and Purchase Units.

/s/ Ernst & Young LLP

New York, New York
November 21, 2022